                                                                   Exhibit: 3.6J

                                  STOCK CHANGE
                             ARTICLES OF AMENDMENT
                                     TO THE
                           ARTICLES OF INCORPORATION
                                       OF
                           JANEX INTERNATIONAL, INC.

     Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation.

  FIRST:  The name of the corporation is Janex International, Inc.

  SECOND: The following amendment was adopted on December 11, 1998 by the Board of Directors. Shares have been issued and shareholder action was not required, as prescribed by Section 7-106-102 of the Colorado Business Corporation Act.

  THIRD: Attached hereto as ANNEX "A" is the amendment to the Articles of Incorporation.

Dated: January 14, 1999.

                             FILED - CUSTOMER COPY
                                VICTORIA BUCKLEY
                          COLORADO SECRETARY OF STATE


                              JANEX INTERNATIONAL, INC.


                              By: /s/ Vincent W. Goett
                                  ------------------------------------
                                  Vincent W. Goett, CEO and President

                                                                 19991021339 C
                                                                    $40.00
                                                              SECRETARY OF STATE
                                                             02-03-1999 14:41:23
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                                   ANNEX "A"

                           Janex International, Inc.
                    Designation of Series A Preferred Stock

     In accordance with Article IV, Section 2 of the Articles of Incorporation of Janex International, Inc., a Colorado corporation (the "Corporation"), there is hereby established one series of the previously authorized preferred stock of the Corporation having no par value per share (the "Preferred Stock", consisting of 5,000,000 shares, the designation and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof are hereby fixed pursuant to this Certificate of Designation (the "Certificate") as follows:

     1. Designation. The designation of said series of Preferred Stock of the Corporation created hereby, consisting of 5,000,000 shares, shall be Series A Convertible Preferred Stock ("Series A Preferred Stock").

     2. Dividends. Holders of the Series A Preferred Stock shall be entitled to receive cash dividends, when and as declared by the Corporation's board of directors (the "Board of Directors"), out of the funds of the Corporation legally available therefor. Dividends on outstanding shares of Series A Preferred Stock shall be paid and set apart for payment before any dividends shall be paid or set apart for payment on the common stock of the Corporation, no par value (the "Common Stock").

     3. Redemption: Sinking Fund. Shares of Series A Preferred Stock shall not be redeemable, and the Series A Preferred Stock shall not have a sinking fund.

     4. Liquidation. In case of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, prior and in preference to any other distribution to the holders of Common Stock, an amount equal to the then current market value of a share of the Common Stock per share of Series A Preferred Stock. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock and any other series of preferred stock of the Corporation shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

     5.   Conversion. The conversion of Series A Preferred Stock into Common
Stock
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pursuant to this paragraph 5 will be effected only if a sufficient number of shares of Common Stock is authorized, available and reserved for conversion. As of the date of this designation, a sufficient number of shares of Common Stock is not authorized or available for conversion, but the shareholders of Corporation may in the future authorize and reserve such shares of Common Stock.

     5A. Optional Conversion. Subject to the provisions of paragraph 4 hereof regarding liquidation, and subject to the terms and conditions of this paragraph 5, the holder of any share or shares of Series A Preferred Stock shall have the right, at its option at any time, to convert any such shares of Series A Preferred Stock (except that upon any liquidation of the Corporation the right of conversion shall terminate at the close of business on the last full business day next preceding the date fixed for payment of the amount distributable on the Series A Preferred Stock) into an equal number of fully paid and nonassessable whole shares of Common Stock. Such rights of conversion shall be exercised by the holder thereof by giving written notice in the form of APPENDIX 1 attached hereto, that the holder elects to convert a stated number of shares of Series A Preferred Stock into Common Stock, and by surrender of a certificate or certificates for the Series A Preferred Stock so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holder or holders of the Series A Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

     5B. Issuance of Certificates; Time Conversion Effected. Promptly after receipt of the written notice referred to in paragraph 5A and surrender of the certificate or certificates for the share or shares of Series A Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares thereof, subject, in the case of registration in a name other than the holder of the Series A Preferred Stock so surrendered, to compliance with any agreement relating to transfer by which such holder is bound. To the extent permitted by law, such conversion shall be deemed to have been effected as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares as such holder shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

     5C. Fractional Shares; Dividends; Partial Conversion. No fractional shares shall be issued upon conversion of Series A Preferred Stock into Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion. At the time of each conversion, to the extent and as soon as permitted by applicable law, the Corporation shall pay in cash an amount equal to all dividends declared and unpaid on the shares surrendered for conversion to the date upon which such conversion is deemed to take place as provided in paragraph 5B. In case the number of shares of

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Series A Preferred Stock represented by the certificate or certificates surrendered pursuant to paragraph 5A exceeds the number of shares of such Series converted, the Corporation shall, upon such conversion, execute and deliver to the holder thereof, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series A Preferred Stock of such Series, represented by the certificate or certificates surrendered which are not to be converted. If any fractional interest in a share of Common Stock would, except for the provisions of the first sentence of this paragraph 5C, be deliverable upon any such conversion, the Corporation, in lieu of delivering the fractional share thereof, shall pay to the holder surrendering Series A Preferred Stock for conversion an amount in cash equal to the current market price of such fractional interest as determined by the Board of Directors.

     5D. Subdivision or Combination of Stock. In case the Corporation shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the number of shares of Common Stock into which each share of Series A Preferred Stock shall be converted shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the number of Shares of Common Stock into which each Share of Series A Preferred Stock shall be converted shall be proportionately increased.

     5E. Reorganization, Reclassification, Merger, Consolidation or Sale. If any capital reorganization or reclassification of the capital stock of the Corporation or any merger or consolidation of the Corporation into or with another corporation, or the sale of all or substantially all of the Corporation's assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions shall be made whereby each holder of a share or shares of such respective Series of Series A Preferred Stock shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series A Preferred Stock (determined in accordance with paragraph 5D, if applicable), such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to said number of shares of such stock immediately theretofore so receivable had such reorganization or reclassification not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of such holder to the end that the provisions hereof shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights. The Corporation will not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument executed and mailed or delivered to each holder of shares of Series A Preferred Stock at the last address of such holder appearing on the books of the Corporation, the obligation to deliver to such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to receive.

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     5F.  Stock to Be Reserved.  The Corporation may reserve and keep available out of its authorized Common Stock or its treasury shares, solely for the purpose of issue upon the conversion of the Series A Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series A Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock may be listed, provided that it shall not have to register any shares beyond any separate agreement to do so. If it is in the best interests of the Corporation as determined by the Board of Directors, the Corporation will take action to increase the number of authorized shares of Common Stock if the total number of shares of Common Stock issued and issuable upon conversion of the Series A Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Corporation's Articles of Incorporation.

     5G. No Reissuance of Series A Preferred Stock. Shares of Series A Preferred Stock which are converted into shares of Common Stock as provided herein shall be restored to the status of authorized and unissued shares of Preferred Stock, undesignated as to series, and shall not under any circumstances be reissued as Series A Preferred Stock.

     5H. Issue Tax. The issuance of certificates for shares of Common Stock upon conversions of the Series A Preferred Stock shall be made without charge to the holders of such Series A Preferred Stock for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series A Preferred Stock converted.

     5I. Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Series A Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Preferred Stock in any manner which interferes with the timely conversion of such Series A Preferred Stock.

     6. Automatic Conversion. If at any time while any of the Series A Preferred Stock shall be outstanding, the Corporation shall complete a firm commitment underwritten public offering, all outstanding shares of Series A Preferred Stock shall, automatically and without further action on the part of the holders of the Series A Preferred Stock, be converted into shares of Common Stock in accordance with the terms of paragraph 5 with the same effect as if the certificates evidencing such shares had been surrendered for conversion, such conversion to be effective simultaneously with the closing under such underwritten public offering, provided, however, that certificates evidencing the shares of Common Stock issuable upon such conversion shall not be issued except on surrender of the certificates for the shares of Series A Preferred Stock so converted. The Common Stock issued pursuant to the conversion of the Series A Preferred Stock will be subject to a Registration Rights

Agreement in the form attached hereto as Schedule A.

     7. Certain Notices to Holders. In case at any time (a) there shall be any capital reorganizations, or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with, or sale of all or substantially all of its assets to, another corporation, or (b) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation; then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, addressed to each holder of any shares of Series A Preferred Stock at the address of such holder as shown on the books of the Corporation, at least 20 days' prior written notice of the date when the same shall take place. Such notice shall also specify the date on which the holders of Series A Preferred Stock shall be entitled to exchange their Series A Preferred Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

     8. Voting Rights. The Series A Preferred Stock shall have no voting rights.

     9. Transfer of Preferred Shares. A holder of Series A Preferred Stock may sell or transfer all or any portion of its Series A Preferred Stock to any person or entity as long as such sale or transfer is exempt from registration under the Securities Act of 1933, as amended. From and after the date of such sale or transfer, the transferee thereof shall be deemed to be a holder of Series A Preferred Stock. Upon any such sale or transfer, the Corporation shall, promptly following the return of the certificate or certificates representing the shares of Series A Preferred Stock that are the subject of such sale or transfer, issue and deliver to such transferee a new certificate in the name of such transferee.

     10. Notices. Except as otherwise provided herein, any notice, demand or request required or permitted to be given pursuant to the terms hereof, the form or delivery of which notice, demand or request is not otherwise specified herein, shall be in writing and shall be deemed given (i) when delivered personally or by verifiable facsimile transmission on or before 5:00 p.m., eastern time, on a Business Day or, if such day is not a Business Day, on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to an overnight courier and (iii) on the third Business Day after deposit in the U.S. mail (certified or registered mail, receipt requested, postage prepaid), addressed to the parties as follows:

          If to the Corporation:

               Janex International, Inc.
               2999 North 44th Street
               Suite 225
               Phoenix, Arizona 85018-7247
               Attn: President
               Tel: 602-808-8765
               Fax: 602-808-9863
          with a copy to:

               P. Robert Moya, Esq.
               Quarles & Brady LLP
               One East Camelback Road
               Suite 400
               Phoenix, Arizona 85012
               Tel: 602-230-5500
               Fax: 602-230-5598

and if to any holder of Series A Preferred Stock, to such address for such holder as shall be designated by such holder in writing to the Corporation.

     11. Lost or Stolen Certificate. Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of a certificate representing Series A Preferred Stock, and (in the case of loss, theft or destruction) of indemnity reasonably satisfactory to the Corporation, and upon surrender and cancellation of such certificate if mutilated, the Corporation shall execute and deliver to such holder of Series A Preferred Stock a new certificate identical in all respects to the original certificate.

     12. No Restrictions. Nothing herein contained shall require a class vote or consent in connection with any increase in the total number of authorized shares of Common Stock. The provisions of this Certificate shall not in any way limit the right and power of the Corporation to issue the presently authorized but unissued shares of its capital stock, or bonds, notes, mortgages, debentures, or other obligations, or to incur indebtedness to banks or to other lenders.

     13. Amendment of Certificate. This Certificate constitutes an agreement between the Corporation and the holders of the Series A Preferred Stock. It may be amended by vote of the Board of Directors and the holders of a majority of the outstanding shares of Series A Preferred Stock.

     14. Other Amendments. The Corporation will not amend, alter or repeal the Corporation's Articles of Incorporation or Bylaws in any manner, or file any certificate pursuant to Section 10-602 of the Arizona Revised Statutes, containing any provision, in any case, which affects the respective preferences, qualifications, special or relative rights or privileges of the Series A Preferred Stock of the Common Stock or which in any manner affects the Series A Preferred Stock, or the Common Stock or the holders thereof.

                                                                      Appendix 1


                              NOTICE OF CONVERSION

The undersigned hereby elects to convert shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock"), represented by stock
certificate No(s).           (the "Preferred Stock Certificates"), into shares
of common stock ("Common Stock") of Janex International, Inc. according to the terms and conditions of the Certificate of Designation relating to the Series A Preferred Stock (the "Certificate of Designation"), as of the date written below. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Certificate of Designation.


                   Date of Conversion: ----------------------------------------

                   Number of Shares of Series A
                   Preferred Stock to be Converted: ---------------------------

                   Applicable Conversion Price: -------------------------------

                   Number of Shares of
                   Common Stock to be Issued: ---------------------------------

                   Name of Holder: --------------------------------------------

                   Address:       ---------------------------------------------

                                  ---------------------------------------------

                                  ---------------------------------------------

                   Signature:  ------------------------------------------------
                               Name:
                               Title:

Holder Requests Delivery to be made: (check one)

[ ] By Delivery of Physical Certificates to the Above Address

[ ] Through Depository Trust Corporation
          (Account                            )
                   ---------------------------